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                                                                   EXHIBIT 11.01

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             FISCAL YEAR ENDED
                                             ---------------------------------------------------
                                                 JUNE 30,          JUNE 30,         JUNE 30,
                                                   1997              1996             1995
                                             ---------------   ---------------  ----------------
PRIMARY:

Net earnings                                 $      181,119    $      117,634   $       142,515
                                             ===============   ===============  ================

Average shares outstanding                          107,152           100,744            97,297

Dilutive effect of stock options                      1,966             2,178             3,269
                                             ---------------   ---------------  ----------------

Weighted average number of Common
   Shares outstanding                               109,118           102,922           100,566
                                             ===============   ===============  ================

Primary earnings per Common Share            $         1.66    $         1.14   $          1.42
                                             ===============   ===============  ================

FULLY DILUTED:

Net earnings                                 $      181,119    $      117,634   $       142,515

9.53% convertible debenture interest, net of
   income tax effect                                     --               270               394
                                             ---------------   ---------------  ----------------

Fully diluted net earnings available         $      181,119    $      117,904   $       142,909
                                             ===============   ===============  ================

Average shares outstanding                          107,152           100,744            97,297

Dilutive effect of stock options                      2,020             2,371             3,388

Assumed converison of 9.53% convertible
   debentures                                            --               717             1,071
                                             ---------------   ---------------  ----------------

Weighted average number of Common
   Shares outstanding                               109,172           103,832           101,756
                                             ===============   ===============  ================

Fully diluted earnings per Common Share      $         1.66    $         1.14   $          1.40
                                             ===============   ===============  ================

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